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                                                                   EXHIBIT 10.15

May 24, 1999

Todd B. Schull
7913 Paragon Circle
Pleasanton, CA 94588

Dear Todd:

At VA Research, we depend on the commitment, enthusiasm and skills of our team members to lead the company's growth. Each person has both the luxury and the duty to contribute to the future success of the company in the most meaningful way he or she can.

With this in mind, we are pleased to offer you a permanent position as Chief Financial Officer, effective immediately.

We view your appointment as the beginning of a new stage in the VA Research business plan. We're looking to you to fulfill the company's goal to become a recognized leader in Linux, with a sincere understanding of the Open Source culture and an ability to deliver quality products in a timely manner.

As Chief Financial Officer, you will play a senior management role in directing the company. Your areas of responsibility will include:

     Financial planning, budgeting, and reporting.

     Sales order administration.

     All general administrative functions of the company.

     Facilities management.

     General accounting functions including payables, receivables, and invoicing.

     Human resources, recruiting, and payroll.

     Investor relations and financing.

     Representing the company on a variety of issues to customers, the Linux community, suppliers, investors, media representatives and the general community.

     Modifying your responsibilities as the company's needs warrant.

Your compensation will consist of:

     A monthly salary of $15,000.

     Subject to approval by the board of directors, participation in the company's stock option plan with 249,717 shares at the standard option price granted on your starting date and vesting according to the plan schedule (currently 25% vested after 1 year and 1/48 per month thereafter)

     Health insurance through Lifeguard and dental insurance through the Guardian.

     3 weeks paid vacation each year.

In the event of involuntary termination for any reason, a severance package equal to the higher of either 1 month salary for every year of service or 3 month's salary will be paid on a salary continuation basis with medical benefits coverage during the severance period.



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As with all VA Research staff, your employment is "at will," meaning either you or the company may terminate your employment with two weeks written notice. If you ever feel it necessary to discuss issues of your employment, please feel free to raise them frankly with us.

Welcome to our team.

Sincerely,

/s/ LARRY M. AUGUSTIN
--------------------------
Larry M. Augustin, PhD
President & CEO

Accepted by:


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Todd B. Schull                Date